Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. ANNOUNCES CONVERSION PERIOD FOR CONVERTIBLE NOTES

SUFFERN, NY - MAY 2, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, announced today that its 2.50% Convertible Senior Notes due 2024 (the “notes”) are now convertible at the option of the holders and will remain convertible through July 28, 2006, the last trading day of the current fiscal quarter, as provided for in the Indenture governing the notes.

The notes became convertible as the Company’s common stock closed at or above $12.6126 per share for twenty trading days within the thirty trading day period ending on April 28, 2006. As a result, during the conversion period commencing May 1, 2006 and continuing through and including July 28, 2006, holders of the notes may, if they elect, convert the notes into shares of common stock and cash, subject to the terms of the related Indenture. The notes are convertible at the conversion rate of 95.143 shares per $1,000 principal amount of each Note or an effective conversion price of $10.51 per share. There is currently outstanding $115 million principal amount of the notes.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN) is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of April 29, 2006, the Company operated 802 dressbarn stores in 45 states and 524 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q for the quarter ended January 28, 2006.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600